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Exhibit 10.20

MERISANT WORLDWIDE, INC.

2004 IDS INCENTIVE PLAN

        Merisant Worldwide, Inc., a corporation existing under the laws of the State of Delaware (the "Company"), hereby establishes and adopts the following 2004 IDS Incentive Plan (the "Plan").

1.     PURPOSE OF THE PLAN

        1.1.  Purpose. The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors and employees who are expected to contribute to the Company's success and to achieve long-term objectives which will inure to the benefit of the stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.     DEFINITIONS

        2.1.  "Award" shall mean any Performance Award, Restricted IDS Award, Other IDS Unit Award, Dividend Equivalents, Interest Equivalents or any other right, interest or option relating to IDSs or other property (including cash) granted pursuant to the provisions of the Plan.

        2.2.  "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

        2.3.  "Bank EBITDA" shall mean the Company's consolidated net income before interest expense, income tax expense and depreciation and amortization, without regard to (a) restructuring expenses not to exceed $8,000,000 in the aggregate, consisting of restructuring expenses incurred during the 12-month period ending July 31, 2004 and restructuring expenses incurred after July 31, 2004 not to exceed $4,000,000, (b) all other non-cash charges (excluding any such non-cash charge to the extent that it reprsents an accrual of or reserve for cash expenditures in any future period), (c) unrealized non-cash translation losses on indebtedness denominated in euro and (d) transaction expenses relating to the Company's proposed initial public offering of income deposit securities and related transactions that are expensed and not amortized, in each case as determined in accordance with United States generally accepted accounting principles and as reported on the Company's consolidated statement of operations, notes to the consolidated financial statements or management's discussion and analysis with respect to the consolidated financial statements, for the applicable Performance Period and as determined by the Committee in its sole discretion.

        2.4.  "Board" shall mean the board of directors of the Company.

        2.5.  "Change of Control" shall mean

        (1)   acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50 percent of either (x) the then outstanding shares of common stock of the Company (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); excluding, however, the following (A) any acquisition directly from the Company, if a majority of the Incumbent Board (as such term is defined below) approve a resolution expressly providing that such acquisition does not constitute a Change of Control under this clause (A), (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, or a corporation controlled by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner within the meaning of Rule 13d-3 promulgated under the Exchange Act (the "Beneficial Owner") of more than 50 percent of the Outstanding Common Stock or of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the Beneficial Owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such Beneficial Ownership is publicly announced, such additional Beneficial Ownership shall constitute a Change of Control;

        (2)   individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

        (3)   consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which (x) all or substantially all of the individual or entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own within the meaning of Rule 13d-3 promulgated under the Exchange Act ("Beneficially Own") directly or indirectly, more than 50 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns all or substantially all of the outstanding stock of the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (y) no Person (other than the Company or a corporation controlled by the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, or any Person that Beneficially Owned, immediately prior to such Corporation Transaction, directly or indirectly, more than 50 percent of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will Beneficially Own, directly or indirectly, more than 50 percent of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (2) individuals who were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or (d) consummation of a plan of complete liquidation or dissolution of the Company.

        2.6.  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        2.7.  "Committee" shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee for the purpose of acting as the Committee hereunder, subject to satisfying the requirements of Section 162(m) of the Code and the regulations thereunder.

        2.8.  "Director" shall mean a member of the Board.

        2.9.  "Dividend Equivalents" shall have the meaning set forth in Section 10.5.

        2.10. "Employee" shall mean any employee of the Company or of any Subsidiary.

        2.11. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        2.12. "Fair Market Value" shall mean, with respect to any property other than IDSs, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of IDSs as of any date shall be the per IDS average of the high and low sales prices of the IDSs as reported by the Nasdaq National Market on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported) or, if the Company is not then authorized for quotation on the Nasdaq National Market, the Fair Market Value of IDSs shall be determined by the Committee in its sole discretion using such criteria as the Committee deems appropriate.

        2.13. "IDSs" shall mean the Company's income deposit securities, comprised of Shares and Notes. Each IDS represents one Share and one Note.

        2.14. "Interest Equivalents" shall have the meaning set forth in Section 10.5.

        2.15. "Notes" shall mean the Company's senior subordinated notes due 2019.

        2.16. "Other IDS Unit Award" shall have the meaning set forth in Section 7.1.

        2.17. "Participant" shall mean an Employee or Director who is selected by the Committee to receive an Award under the Plan.

        2.18. "Performance Award" shall mean any Award of Performance IDSs or Performance Units granted pursuant to Section 5.

        2.19. "Performance IDS" shall mean any grant pursuant to Section 5 of a unit valued by reference to a designated number of IDSs, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, IDSs, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

        2.20. "Performance Period" shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

        2.21. "Performance Unit" shall mean any grant pursuant to Section 5 of a unit valued by reference to a designated amount of property (including cash) other than IDSs, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, IDSs, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

        2.22. "Restricted IDS" shall mean any IDS issued with the restriction that the holder may not sell, transfer, pledge or assign such IDS or the Note or Share represented by such IDS and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote the Share represented by such IDS and the right to receive any dividends and interest), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

        2.23. "Restricted IDS Award" shall have the meaning set forth in Section 6.1.

        2.24. "Restriction Period" shall have the meaning set forth in Section 6.1.

        2.25. "Shares" shall mean shares of the Company's Class A common stock.

        2.26. "Subsidiary" shall mean any corporation or other entity (other than the Company) of which more than 50 percent of its outstanding securities representing the right, other than as affected by events of default, to vote for the election of directors or other managers of such corporation or other entity, is owned by such corporation's or other entity's parent and/or one or more of the parent's other Subsidiaries.

        2.27. "Substitute Awards" shall mean Awards granted or IDSs issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.     IDSs SUBJECT TO THE PLAN

        3.1   Number of IDSs.    (a) Subject to adjustment as provided in Section 10.2, a number of IDSs equal to 5% of the IDSs outstanding immediately following the Company's initial public offering and the Notes and Shares represented by such IDSs shall be authorized for grant under the Plan.

        (b)   If any IDSs subject to an Award are forfeited, expire or otherwise terminate without issuance of such IDSs, the IDSs shall, to the extent of such forfeiture, expiration, termination or non-issuance, again be available for Awards under the Plan.

        (c)   In the event that withholding tax liabilities arising from any Award are satisfied by the withholding of IDSs represented thereby subject to an Award by the Company, then only the number of IDSs represented thereby issued net of the IDSs withheld shall be counted for purposes of determining the maximum number of IDSs available for grant under the Plan.

        (d)   Substitute Awards shall not reduce the IDSs authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the IDSs authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or any Subsidiary prior to such acquisition or combination.

        3.2.  Character of IDSs.    Any IDSs issued hereunder shall consist of IDSs purchased in the open market, newly issued by the Company or otherwise created.

4.     ELIGIBILITY AND ADMINISTRATION

        4.1.  Eligibility.    Any Employee or Director shall be eligible to be selected as a Participant.

        4.2.  Administration.    (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of IDSs to be covered by each

Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether any Award will have Dividend Equivalents or Interest Equivalents; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, IDSs, Shares or other property, subject to Section 7.1; (vii) determine whether, to what extent, and under what circumstances cash, IDSs, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (viii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (ix) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (x) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (xi) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

        (b)   Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company and any Participant. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an existing Award to a Director shall require the prior approval of the Board.

5.     PERFORMANCE AWARDS

        5.1.  Grants.    Performance Awards in the form of Performance IDSs or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan.

        5.2.  Award Agreements.    The terms of any Performance Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents and Interest Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

        5.3.  Terms and Conditions.    IDSs subject to Awards granted under this Section 5 may be issued for no consideration or for such minimum consideration as may be required by applicable law. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years. The amount of the Award to be distributed shall be conclusively determined by the Committee.

        5.4.  Settlement.    Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards shall be distributed only after the end of the relevant Performance Period. Performance Awards may be settled in cash, IDSs, Notes, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of settlement. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.

6.     RESTRICTED IDS AWARDS

        6.1.  Grants.    Awards of Restricted IDSs may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a "Restricted IDS Award"). A Restricted IDS Award shall be subject to restrictions imposed by the Committee covering a period of time specified by the Committee (the "Restriction Period"). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of IDSs.

        6.2.  Award Agreements.    The terms of any Restricted IDS Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted IDS Awards need not be the same with respect to each Participant.

        6.3.  Rights of Holders of Restricted IDSs.    Beginning on the date of grant of the Restricted IDS Award and subject to execution of the Award Agreement, the Participant shall have all of the rights of a holder of IDSs with respect to all IDSs subject to the Award Agreement, including (i) the right to vote the Shares represented by such IDSs and (ii) the right to receive distributions made with respect to the Notes and the Shares represented by such IDSs; provided, however, that any IDSs and the Notes and Shares represented by such IDSs or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted IDSs or the Notes or Shares represented thereby as to which the restrictions have not yet lapsed may be subject to the same restrictions as such Restricted IDSs if the Committee so determines.

        6.4.  Minimum Vesting Period.    Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Section 9), Restricted IDS Awards subject solely to continued employment restrictions shall have a Restriction Period of not less than three years from date of grant (but permitting pro-rata vesting over such time); provided, that the provisions of this Section 6.4 shall not be applicable to any Substitute Awards or grants of Restricted IDS in payment of Performance Awards pursuant to Section 5.

7.     OTHER IDS UNIT AWARDS

        7.1.  Grants.    Awards of IDSs other than Performance IDSs and Restricted IDSs and other Awards that are valued in whole or in part by reference to, or are otherwise based on, IDSs or other property ("Other IDS Unit Awards") may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other IDS Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other IDS Unit Awards may be settled in cash, IDSs, Notes, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of settlement.

        7.2.  Award Agreements.    The terms of any Other IDS Unit Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Other IDS Unit Awards need not be the same with respect to each Participant.

        7.3.  Terms and Conditions.    IDSs subject to Awards granted under this Section 7 may be issued for no consideration or for such minimum consideration as may be required by applicable law. IDSs purchased pursuant to a purchase right awarded under this Section 7 shall be purchased for such consideration as the Committee shall determine in its sole discretion.

        7.4.  Minimum Vesting Period.    Except for certain limited situations (including the death, disability or retirement of the Participant or a Change of Control referred to in Section 9), Other IDS Unit Awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the Committee for a period of not less than three years from date of grant (but permitting pro rata vesting over such time); provided, that such restrictions shall not be applicable to any Substitute Awards, grants of Other IDS Unit Awards in payment of Performance Awards pursuant to Section 5, or grants of Other IDS Unit Awards on a deferred basis.

8.     CODE SECTION 162(m) PROVISIONS

        8.1.  Limitation on Awards to Individual Participants.    In no event shall a Participant receive payments with respect to all Awards to such Participant which, under this Plan for a Performance Period, are intended to comply with the performance-based exception under Code Section 162(m) that, in aggregate, are more than 1.0%, in the case of the Company's Chief Executive Officer and Chief Operating Officer, or 0.5%, in the case of each other executive officer, of cumulative Bank EBITDA over the applicable Performance Period.

        8.2.  Adjustments.    Notwithstanding any provision of the Plan (other than Section 9), with respect to any Performance Award, Restricted IDS Award or Other IDS Unit Award the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

        8.3.  Restrictions.    The Committee shall have the power to impose such other restrictions on Performance Awards, Restricted IDS Awards or Other IDS Unit Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

9.     CHANGE OF CONTROL PROVISIONS

        9.1.  Impact of Change of Control.    The terms of any Award may provide in the Award Agreement that, upon a Change of Control of the Company, (i) if such Award is a Performance Award it shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change of Control), and any deferral or other restriction shall lapse and such Performance Award shall be immediately settled or distributed, (ii) if such Award is a Restricted IDS, restrictions and deferral limitations and other conditions applicable to Restricted IDS shall lapse and the Restricted IDS shall become free of all restrictions and limitations and become fully vested, (iii) if such Award is any Other IDS Unit Award or any other Award, restrictions and deferral limitations and other conditions applicable to such Other IDS Unit Award or other Award shall lapse, and such Other IDS Unit Award or other Award shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant, and (iv) such other additional benefits as the Committee deems appropriate shall apply, subject in each case to any terms and conditions contained in the Award Agreement evidencing such Award.

        9.2.  Assumption Upon Change of Control.    Notwithstanding Section 9.1, if in the event of a Change of Control the successor company assumes or substitutes for Restricted IDSs or Other IDS Unit Award, then each outstanding Restricted IDS or Other IDS Unit Award shall not be accelerated as described in Sections 9.1. For the purposes of this Section 9.2, Restricted IDSs or Other IDS Unit Awards shall be considered assumed or substituted for if following the Change of Control the award confers the right to receive, for each IDS subject to the Restricted IDS Award or Other IDS Unit Awards immediately prior to the Change of Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change of Control by holders of IDSs for each IDS held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of Restricted IDS Awards or Other IDS Unit Awards, for each IDS subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of IDSs in the transaction constituting a Change of Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. Notwithstanding the foregoing, on such terms and conditions as may be set forth in an Award Agreement, in the event of a termination of a

Participant's employment in such successor company within 24 months following such Change of Control, each Award held by such Participant at the time of the Change of Control shall be accelerated as described in Section 9.1 above.

10.   GENERALLY APPLICABLE PROVISIONS

        10.1. Amendment and Modification of the Plan.    The Board may, from time to time, alter, amend or suspend the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the Nasdaq National Market or any rule or regulation of any stock exchange or quotation system on which IDSs or Shares are listed or quoted; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company's stockholders, amend the Plan to (a) increase the number of IDSs that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 10.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, or (d) increase the limitation on Awards to individual Participants in Section 8.1. In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant's consent. The Board may terminate the Plan at any time.

        10.2. Adjustments.    In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, IDSs, Shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the IDSs or the value thereof or the automatic separation of the IDSs, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan and, in the aggregate or to any one Participant, in the number, class and kind of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar awards denominated in the shares of another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of IDSs subject to any Award shall always be a whole number.

        10.3. Transferability of Awards.    No Award and no IDSs subject to Awards described in Section 7 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, or as otherwise required by applicable law, including a qualified domestic relations order.

        10.4. Termination of Employment.    The Committee shall determine and set forth in each Award Agreement the treatment of such Award in the event a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant's employment or services will be determined by the Committee, which determination will be final.

        10.5. Deferral; Dividend and Interest Equivalents.    The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis (i) cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares ("Dividend Equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional IDSs or otherwise reinvested and (ii) cash in amounts equivalent to interest payments on Notes ("Interest Equivalents") with respect to the total number of Notes covered by the Award, as determined by the Committee in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional IDSs or otherwise reinvested.

11.   MISCELLANEOUS

        11.1. Tax Withholding.    The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) delivery of IDSs or cash, (c) the lapse of any restrictions in connection with any Award or (d) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for directing the Company to retain IDSs (up to the Participant's minimum required tax withholding rate or such other rate necessary to avoid negative accounting treatment) otherwise deliverable in connection with the Award.

        11.2. Right of Discharge Reserved; Claims to Awards.    Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee or Director the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee or Director at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

        11.3. Prospective Recipient.    The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

        11.4. Cancellation of Award.    Notwithstanding anything to the contrary contained herein, all outstanding Awards granted to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or any Subsidiary or after termination of such employment or service, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its sole discretion.

        11.5. Stop Transfer Orders.    All certificates for IDSs delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the IDSs are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        11.6. Nature of Payments.    Except as otherwise provided herein, all Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the

Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

        11.7. Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

        11.8. Severability.    If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

        11.9. Construction.    As used in the Plan, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        11.10. Unfunded Status of the Plan.    The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the IDSs or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

        11.11. Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

        11.12. Effective Date of Plan; Termination of Plan.    The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

        11.13. Foreign Employees.    Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The

Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company's obligation with respect to tax equalization for Participants on assignments outside their home country.

        11.14. Captions.    The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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MERISANT WORLDWIDE, INC. 2004 IDS INCENTIVE PLAN